Exhibits 5.1 and 23.1

November 2, 2007

BMW Auto Leasing LLC

300 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Financial Services Vehicle Trust

300 Chestnut Ridge Road

Woodcliff Lake, NJ 07675

Re:

BMW Auto Leasing LLC

Financial Services Vehicle Trust

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BMW Auto Leasing LLC (the “BMW LLC”) in connection with the issuance by BMW Vehicle Lease Trust 2007-1 (the “Trust”) of $1,250,000,000 Asset-Backed Notes (the “Notes”) pursuant to a prospectus dated October 22, 2007 as supplemented by a prospectus supplement dated October 24, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  The Trust was formed pursuant to the short-form trust agreement dated as of October 15, 2007, between BMW LLC and Wilmington Trust Company as owner trustee (the “Owner Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of November 2, 2007 (the “Trust Agreement”) among BMW LLC and the Owner Trustee.

A Registration Statement of BMW LLC on Form S-3 relating to the Notes (333-143394) was filed by BMW LLC with the Securities and Exchange Commission (the “Commission”) on May 31, 2007, as amended by Amendment No. 1 thereto filed on June 22, 2007 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on July 13, 2007.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of November 2, 2007 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

We have examined forms of the:

(a)

the Trust Agreement;

(b)

the Indenture;

(c)

the 2007-1 SUBI Servicing Supplement, dated as of November 2, 2007, among the BMW Financial Services NA, LLC (the “Servicer”), Financial Services Vehicle Trust, as vehicle trust (“FSVT”) and BMW Manufacturing L.P. (“BMW LP”), as UTI Beneficiary to the Basic Servicing Agreement, dated as of August 30, 1995, between FSVT and the Servicer;

(d)

the Issuer Administration Agreement, dated as of November 2, 2007, among BMW FS, as administrator, the Trust, BMW LLC and the Indenture Trustee;

(e)

the Vehicle Trust Supplement, dated as of November 2, 2007, between BMW LP, as grantor and UTI Beneficiary, and The Bank of New York (Delaware), as successor in interest to the Chase Manhattan Bank Delaware, as vehicle trustee (the “Vehicle Trustee”);

(f)

the SUBI Certificate Transfer Agreement, dated as of November 2, 2007, between BMW LP, as transferor and BMW LLC, as transferee;

(g)

the Issuer SUBI Certificate Transfer Agreement, dated as of November 2, 2007, between BMW LLC, as transferor and the Trust, as transferee;

(h)

the Back-up Security Agreement, dated as of November 2, 2007, among FSVT, BMW LP, BMW LLC, the Trust and the Indenture Trustee;

(i)

the Control Agreement, dated as of November 2, 2007, among BMW LLC, the Trust, as initial secured party, and the Indenture Trustee, as securities intermediary and assigned secured party;

(j)

the Underwriting Agreement dated October 24, 2007 among BMW Financial Services, (“BMW FS”),  J.P. Morgan Securities Inc. and BMW LLC; and

(k)

specimens of each class of the Notes.

We refer to the documents listed in (a) through (k) above as the “Transaction Documents”.  Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein.

In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.  With your permission, we have assumed that each party to a Transaction Document, has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such Transaction Documents and has duly executed and delivered such Transaction Documents. In addition, we express no opinion as to the enforceability of any Transaction Document against any party other than BMW LLC.  We have also assumed that the sale and the issuance of the Notes have been authorized by all requisite limited liability company action on the part of BMW LLC.  As to any facts material to our opinions that were not known to us, we have relied upon the respective statements and representations of officers and other representatives of BMW LLC, the Owner Trustee, the Indenture Trustee, the Trust, and the independent public accountants and public officials of BMW LLC, BMW FS and BMW LP.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets, or reviewed any of the assets conveyed to the Trust) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of BMW LLC, BMW FS and BMW LP and others in connection with the preparation and delivery of this letter.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes have been validly executed by the Owner Trustee on behalf of the Trust, the Notes, when authenticated by the Indenture Trustee, issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Trust enforceable in accordance with their terms, except that enforceability thereof may be subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” in the Base Prospectus and “Legal Opinions” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP